Exhibit 99.1

PRESS RELEASE

Contact:

Jeffrey L. Cunningham

President and Chief Executive Officer

Phone: (423) 745-1111

Athens Bancshares Corporation Announces Definitive Agreement to Acquire Four Branches

ATHENS, TN (December 17, 2015) - Athens Bancshares Corporation (“Athens Bancshares”) (NASDAQ: AFCB), holding company for Athens Federal Community Bank, National Association (“Athens Federal” or the “Bank”), announced today that the Bank has entered into a definitive agreement to purchase four branches from Atlantic Capital Bank, N.A., subsidiary of Atlantic Capital Bancshares, Inc. (NASDAQ: ACBI). The Bank has agreed to assume approximately $104 million in customer deposits and purchase approximately $15 million in loans and other assets affiliated with branches in Athens, Lenoir City, Madisonville and Sweetwater, Tennessee. These branches operate under the name “FSGBANK”, a division of Atlantic Capital Bank, N.A.

According to Athens Bancshares’ and Athens Federal’s President and Chief Executive Officer, Jeffrey L. Cunningham, “This acquisition provides a great opportunity to both increase our presence in Monroe and McMinn Counties and to introduce our great customer service to Lenoir City and Loudon County. The acquisition will also provide us with additional deposits to fund our continued growth.”

Subject to customary closing conditions, including the receipt of all necessary regulatory approvals, the acquisition is expected to be completed during the spring of 2016.

Olsen Palmer LLC served as financial advisor, and Luse Gorman, PC provided legal counsel, to Athens Federal.

About Athens Bancshares Corporation and Athens Federal Community Bank

Athens Bancshares Corporation is the parent holding company of Athens Federal Community Bank, National Association, a FDIC-insured national bank organized in 1934. The Bank is headquartered in Athens, Tennessee and provides financial services to individuals, families and businesses through its seven offices located in southeast Tennessee.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the ability to obtain required regulatory approvals in a timely manner; the ability to successfully integrate the branches to be acquired; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.